Exhibit 99.1

Marchex Files Registration Statement

for Public Equity Offering

SEATTLE, WA, December 13, 2004 – Marchex, Inc. (NASDAQ: MCHX), a provider of technology-based merchant services that facilitate and drive growth in online transactions, today announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed public offering of up to $180,000,000 in equity securities. The offering will be made solely by the company and will consist of shares of its Class B common stock and may also include shares of convertible preferred stock.

Marchex intends to use the net proceeds from the offering to fund the pending Name Development Ltd. asset acquisition and for working capital and other general corporate purposes, including potential future acquisitions.

Piper Jaffray & Co. is serving as the lead manager and sole book-runner for the offering, and RBC Capital Markets, Thomas Weisel Partners LLC, and Sanders Morris Harris are acting as co-managers. Written copies of the prospectus may be obtained, when available, by contacting: Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, (612) 303-6000.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Marchex, Inc.

Marchex (www.marchex.com) provides technology-based merchant services that facilitate and drive growth in online transactions. Marchex connects merchants with consumers who are searching for information, products and services on the Internet. The company’s platform of integrated performance-based advertising and search marketing services enables merchants to more efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and selected Web properties.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our proposed public offering, use of proceeds from such offering and potential future acquisitions are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the

“Risk Factors” section of our most recent periodic report and registration statement filed with the SEC. We disclaim any intention or obligation to update any forward-looking statements.

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For further information, contact:

Mark S. Peterson

VP of Public Relations

Marchex, Inc.

206-331-3344

mark@marchex.com

Trevor Caldwell

VP of Investor Relations & Strategic Initiatives

Marchex, Inc.

206-331-3316

tcaldwell@marchex.com